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                                                                    EXHIBIT 10.4

                                                                   March 8, 1996
                                                                           FINAL

                              UGI Utilities, Inc.
                               ANNUAL BONUS PLAN
                                Revised 10/1/95


         The UGI Utilities, Inc. Annual Bonus Plan is designed to effectively motivate key executives with broad decision-making responsibility to achieve high-level predetermined business/financial performance objectives and to accomplish significant predetermined individual performance objectives which support business plans and goals. It will provide annual cash bonuses contingent upon the achievement of these objectives.

Goal Administration

         Overall goal administration responsibility (including the establishment of the individual performance goals) for all participants other than the President and CEO - UGI Utilities, Inc. and designated senior-most Officers rests with the President and CEO - UGI Utilities, Inc. Approvals of the UGI Utilities, Inc. Compensation and Management Development Committee and Board of Directors are required for (i) the establishment of the annual business/financial goal, and (ii) matters pertaining to the President and CEO - UGI Utilities, Inc. and designated senior-most Officers.

Plan Administration

         The President and CEO - UGI Utilities, Inc. will appoint the necessary administrative, financial accounting and audit advisors to ensure accuracy and consistency in the administrative and financial management of the Plan. All decisions made are final and binding on all parties.

Participation

         Participation in the Annual Bonus Plan is limited to key executives having an on-going opportunity to significantly influence profitability or strategic direction and who are approved for participation in the Plan.
Required approvals for participation in the Plan include the President and CEO
- - UGI Utilities, Inc. (and the UGI Utilities, Inc. Compensation and Management Development Committee and Board in cases involving designated senior-most Officers).

Base Salary and Annual Bonus Targets

         Base salary levels (or base salary grade ranges) for all positions included in the UGI Utilities, Inc. Annual Bonus Plan





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are set at fiftieth percentile competitive measures to reflect competitive base salary pay practices in the utility industry.

         Base salary levels (salary grade ranges) will be reviewed and updated annually in accordance with changes in competitive pay levels. Actual base salaries for executives covered by the Plan will be administered within the base salary grade range established for the position in a manner consistent with UGI Utilities, Inc. salary administration policies taking into account individual performance, position within the range, and length of time in job.

         Annual Bonus targets (expressed as a percent of base salary) are set at the seventy-fifth percentile of competitive practice. Target percents are separately established for each position and will vary according to business unit/division and level of management. These Annual Bonus targets recognize competitive utility industry annual bonus pay practices and the varying risk/return aspects of UGI Utilities' business units/divisions and the potential contributions to bottom-line results among Plan participants.

         Annual Bonus targets as established for each position will be reviewed and approved annually by the President and CEO - UGI Utilities, Inc. (and the UGI Utilities, Inc. Compensation and Management Development Committee and Board for designated senior-most Officers). Bonus targets as established for each position will generally range between 10% and 30% of base salary.

         An individual participant's Annual Bonus target percentage will be established annually as approved by the President and CEO - UGI Utilities, Inc. (and the UGI Utilities, Inc. Compensation and Management Development Committee and Board for designated senior-most Officers) and may be less than but not greater than the Annual Bonus target percentage established for the position. Generally, it is expected that a participant in the position for two years or more will have an Annual Bonus target percentage equal to that established for the position.

         Actual bonuses paid, however, will vary up and down from a participant's Annual Bonus target percentage depending on the achievement of business/financial goals and individual MBO goals. The portion of the bonus attributable to individual MBO goal achievement may only be paid if the business/financial goal is achieved at the threshold level of performance. If the business/financial goal is not achieved at the threshold level, no bonus for the individual MBO goal will be paid to any participant regardless of actual individual MBO achievement.





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Performance Measures

         The determination of Annual Bonus amounts will be based on achievement of predetermined business/financial goals and, except for the President and CEO
- - UGI Utilities, Inc., individual MBO goals.

         - Business/Financial Performance

         Business/financial performance will be measured in terms of the achievement of the business/financial goal of the participant's business unit/division for the Plan fiscal year. Goals based on earnings applicable to common stock will be established at "stretch" levels and will represent significant results. As determined by the President and CEO - UGI Utilities, Inc. (and the UGI Utilities, Inc. Compensation and Management Development Committee and Board in cases involving designated senior-most Officers), adjustments may be made in order to minimize the potential distortion in performance measurement to the business/financial goals to reflect major unplanned/uncontrollable events, the pro-forma impact of major unbudgeted or cancelled acquisitions and capital projects, or other events or conditions during the fiscal year affecting business/financial performance beyond management's control.

         - Individual Performance

         Individual performance will be measured in terms of each participant's achievement of, generally, two or more key individual objectives (MBO's) mutually determined in advance with the participant's immediate superior, subject to final review and approval by higher levels of management including the President and CEO - UGI Utilities, Inc. (and the UGI Utilities, Inc. Compensation and Management Development Committee and Board for designated senior-most Officers). Individual MBO goals will be established to reflect truly significant accomplishments which support business plans and goals. As determined by the participant's immediate superior, subject to final review and approval of the President and CEO - UGI Utilities, Inc. (and the UGI Utilities, Inc. Compensation and Management Development Committee and Board for designated senior-most Officers), adjustments may be made to individual MBO goals to reflect major unplanned contributions/achievements in order to more fully recognize significant individual results during the Plan fiscal year.

Final determination of both business/financial and individual goal achievement for all Plan participants will be made by the President and CEO - UGI Utilities, Inc. (and the UGI Utilities,





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Inc. Compensation and Management Development Committee and Board for designated senior-most Officers). As such, the President and CEO - UGI Utilities, Inc. (and the UGI Utilities, Inc. Compensation and Management Development Committee and Board for designated senior-most Officers) shall have sole discretion under this Plan to give consideration to the overall financial performance of the Company and/or its business units in making final determinations of the achievement of business/financial and individual goals for bonus payments for any Plan fiscal year.

Performance Weighting

         The weighting applied to the business/financial performance goal and the individual MBO goal for payment determination will be 75%/25% respectively for all participants, except the President and CEO - UGI Utilities, Inc. To reflect the direct identification of the President and CEO - UGI Utilities, Inc. with the Company's financial performance, 100% weighting is given to the achievement of the business/financial goal (no weighting to individual goal achievement).

Performance Leverage

         The percentage of a participant's annual bonus target is payable on the basis of a business/financial goal and, except for the President and CEO - UGI Utilities, Inc., individual goal performance as stated above according to the degree of achievement as follows:



                ANNUAL BONUS PLAN - PERFORMANCE/LEVERAGE TABLES

                              UGI UTILITIES, INC.

==============================                 ==============================
      Business/Financial                                Individual
       Performance Goal*                          Performance Goals (MBOs)**
- ------------------------------                 ------------------------------
                % of Target                                   % of Target
               Bonus Payable                                 Bonus Payable
               ---------------                               ----------------
 % of Goal                                     % of Goal
 Achieved      100%      75%                   Achieved      0%      25%
 -----------------------------                 ------------------------------

 less than 80    0        0                    less than 50  --       0
 -----------------------------                 ------------------------------
     80         50      37.5                     50          --     12.5
 -----------------------------                 ------------------------------
     90         75      56.25                    75          --     18.75
 -----------------------------                 ------------------------------
    100        100      75                      100          --     25
 -----------------------------                 ------------------------------
    110        125      93.75                   125          --     31.25
 -----------------------------                 ------------------------------
    120        150     112.5                    150          --     37.5
 -----------------------------                 ------------------------------
 greater than                                  greater than
    120        150     112.5                    150          --     37.5
 -----------------------------                 ------------------------------

 *Payouts to be prorated for intermediate levels of
  performance in 1% increments.
**Requires 80% achievement of Business/Financial Goal; payouts to be prorated for intermediate levels of performance in 5% increments.





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         The UGI Utilities, Inc. Compensation and Management Development
         Committee has the discretion to make an adjustment of +/- 15% to the calculated bonus payout of the President and CEO - UGI Utilities, Inc.

Annual Bonus Payments

         Except for the amounts deferred as provided for in the following paragraph, annual bonus payments will be paid in cash to each participant as close as possible to within 90 days following the end of the Plan fiscal year.

Optional Deferral

         To provide participants with the flexibility to tailor annual bonus payouts to individual needs, participants may elect to defer all or part (subject to a minimum of 50%) of their payout until retirement or termination of employment. Deferred amounts will earn interest annually during the deferral period at a market rate determined in accordance with a procedure determined by the UGI Utilities, Inc. Compensation and Management Development Committee. The procedure governing optional deferral is contained in Attachment 1 hereto.

Plan Amendment

         The Annual Bonus Plan may at any time or from time to time be amended, modified, suspended or terminated by the UGI Utilities, Inc. Compensation and Management Development Committee and Board of Directors, except that no amendment, modification or termination may (i) adversely affect the balance in a participant's Deferred Compensation Account without the participant's consent or (ii) permit payment of such balance prior to the earliest permitted date as described in the optional deferral provisions of the Annual Bonus Plan.

Other Provisions:

         -       Treatment of New Hires and Promotions

                 New hires and individuals promoted or transferred into a position eligible for the Plan (or into a position with a different annual bonus target %) during the fiscal year will receive a prorated award based on the relative time spent in the new position during the fiscal year.

         -       Treatment of Retirement, Death and Permanent Disability

                 Participants who retire or are permanently disabled during the fiscal year may receive all or part of their payout, based on the discretion of the President and





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                 CEO - UGI Utilities, Inc. (and the UGI Utilities, Inc.
                 Compensation and Management Development Committee in cases involving designated senior-most Officers). The same consideration will be granted to the heirs or assigns of a deceased participant.

         -       Treatment of Other Terminations

                 A participant who terminates employment for any reason other than retirement, death or permanent disability during the fiscal year will forfeit the entire annual bonus payment for that year, unless determined otherwise by the President and CEO - UGI Utilities, Inc. (and the UGI Utilities, Inc. Compensation and Management Development Committee in cases involving designated senior-most Officers).





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                                                                    ATTACHMENT 1

              Procedure Optional Deferral of Annual Bonus Payments

         An election to defer an annual bonus payout for a particular fiscal year must be made in writing on a Form of Notice (Exhibit "A") available from the UGI Utilities, Inc. Human Resources Department. In order for an election to defer to be effective for any particular year, the signed Notice must be received by the UGI Utilities, Inc. Human Resources Department prior to October 1 of the year for which it is to be effective. The Notice must include the exact percentage of the annual bonus payout which is to be deferred. Once a Notice is submitted to the UGI Utilities, Inc. Human Resources Department, the election to defer is irreversible for that year, except in certain cases, as determined at the sole discretion of the President and CEO - UGI Utilities, Inc., of severe financial hardship occasioned by an unforeseeable emergency as referred to below.

         The election to defer will be effective starting on October 1 of the year indicated on the Notice and will remain in effect only for that fiscal year.

         A participant may elect to defer the receipt of all or a specified portion (but not less than 50%) of the annual bonus payment otherwise payable pursuant to the Plan. All deferred amounts will be paid out in cash.

         An unfunded Deferred Compensation Account will be established for each participant who elects deferment, and the portion of the annual bonus payment that a participant elects to defer will be credited to that Account. Each such credit will be made to the Account as of the date payment of the annual bonus payment would otherwise have been made to the participant, had the participant not elected to defer payment of all or part of the payout.

         Deferred payouts are assumed to earn interest at a market rate determined by the UGI Utilities, Inc. Compensation and Management Development Committee for each year during the period in which compensation is deferred. Each participant will be notified of this rate annually. The Company may at any time or from time to time change or otherwise modify the basis or the method for calculating and crediting such interest, but any such change or modification will not adversely affect the balance in any participant's Account at the time of the change or modification.

         Each deferring participant will receive a statement of the balance in the participant's Account at the end of each fiscal year as promptly as practicable after the end of that year.





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         Unless a Notice (Exhibit "B") prescribing the method of payment selected by a participant within the guidelines set forth below is given to the UGI Utilities, Inc. Human Resources Department during the fiscal year immediately preceding a participant's retirement under the Company's or a subsidiary's retirement plan and no less than 30 days prior to the participant's retirement date, upon the termination of a participant's services as an employee of UGI or any of its subsidiaries or affiliates, the balance in a participant's Account will be paid out to the participant in a lump sum distribution, or, at the option of the Company, in any of the methods of payment which might have been selected by the participant had a Notice prescribing a method of payment been given.

         During the fiscal year immediately preceding a participant's retirement under the Company's or a subsidiary's retirement plan and no less than 30 days prior to the participant's retirement date, a participant may elect any method of payment of the balance in the participant's Account, including periodic payments over a specified period of years or a lump sum distribution, except that (i) no payment may be made prior to October of the fiscal year following the fiscal year during which the participant's services as an employee of UGI or any of its subsidiaries or affiliates terminate, unless the payment is made as set forth in the next two paragraphs; (ii) a lump sum payment must be made or installment payments must commence no later than October of the fiscal year following the participant's attainment of age 70, or October of the fiscal year following the termination of the participant's services as an employee of UGI or any of its subsidiaries or affiliates, whichever is later; and (iii) installment payments must be made at least annually and not more frequently than monthly for a period of 5, 10, 15 or 20 years.

         If the President and CEO - UGI Utilities, Inc. determines, after consideration of a participant's application, that, due to an unforeseeable emergency occasioned by extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant which results in a severe financial hardship to the participant which cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals of earned awards, the participant has a financial need of such a substantial nature that a contemporaneous payment of earned awards previously deferred is warranted, the President and CEO - UGI Utilities, Inc. may, at his sole and absolute discretion, direct that all or a portion of the balance in the participant's Account be paid to the participant, but only to the extent of the amount of the particular financial need which cannot be relieved





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as set forth above.  Any such payment will be made in the manner and at the time specified by the President and CEO - UGI Utilities, Inc. In any case involving a request for payment by the President and CEO - UGI Utilities, Inc., any decisions will instead be made by the UGI Utilities, Inc. Compensation and Management Development Committee without the participation of the President and CEO - UGI Utilities, Inc.

         In the event of a participant's death before the balance in the participant's Account is fully paid out:

         (a) Payment of such balance will be made to the beneficiary or beneficiaries designated by the participant in the Notice (Exhibit "A") given to the UGI Utilities, Inc. Human Resources Department, or, if the participant has not designated a beneficiary, to the beneficiary indicated on the participant's group life insurance policy through the Company or a Subsidiary, or if no beneficiary survives, to the participant's estate. In any case, the payment will be made in a lump sum distribution no later than October of the fiscal year following the participant's death, unless the participant has given a Notice to the UGI Utilities, Inc. Human Resources Department during the fiscal year immediately preceding the participant's retirement at normal retirement age under the Company's or a subsidiary's retirement plan and no less than 30 days prior to the participant's retirement date electing that payment of the balance in the participant's Account in the event of the participant's death be made to the participant's beneficiary or beneficiaries in periodic payments as indicated in the Notice , provided that any such installment payments to a beneficiary or beneficiaries must commence no later than October of the fiscal year following the participant's death.

         (b) If the balance in the Account is to be paid to the estate of the participant in installments, the President and CEO - UGI Utilities, Inc. may, at his sole and absolute discretion and upon receipt of an application from the duly appointed Administrator or Executor of such estate, direct that the balance in the deceased participant's Deferred Compensation Account be paid to the estate in a single payment at such time as is specified by the President and CEO - UGI Utilities, Inc.

         The right of any participant, beneficiary or estate to receive payment of any unpaid balance in a participant's Account will be an unsecured claim against the general assets of the Company.





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         During a participant's lifetime, any deferred payment will be made only to the participant. No sum in a participant's Account or other interest in a deferred award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a participant or any beneficiary to do so shall be void. No balance in a participant's Account or interest in a deferred award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a participant or beneficiary who is entitled to it.

         Except as otherwise described above or within the Annual Bonus Plan, all provisions of the Annual Bonus Plan relating to optional deferral of annual bonus payments will be administered by the President and CEO - UGI Utilities, Inc. who will have the authority, except as may be otherwise provided above, to adopt, amend and rescind rules and regulations relating to the optional deferral provisions, and to interpret, construe and implement those provisions. All decisions made are final and binding on all parties.





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